Exhibit 10.30

2007 LONG-TERM PERFORMANCE PLAN

TERMS AND CONDITIONS

AWARD NOTICE AND AGREEMENT FOR STOCK OPTION GRANT

Beckman Coulter, Inc. maintains its 2007 Long-Term Performance Plan (the “Plan”) which is incorporated into and forms a part of the Award Notice and Agreement (“Award Agreement”) and under which this non-qualified stock option award is made. These Terms and Conditions are also incorporated into and form a part of the Award Agreement. Unless a contrary meaning is clearly indicated, all terms in this grant shall have the same meaning assigned them in the Plan. The pronoun “you” used in this document refers to the optionee (or, as applicable, to the legal representative or other person or persons entitled to exercise under provisions relating to the death or incapacity of the optionee).

1. Option Grant and Exercise Price. The Notice portion of the Award Agreement states the number of shares of Beckman Coulter, Inc. Common Stock (par value $0.10 per share), which may be purchased under this option. The grant date and exercise price (also known as “option price”) are also stated in the Notice portion of the Award Agreement.

2. Option Term. The option will terminate on the seventh (7th) year anniversary of the grant date, unless it is earlier terminated in accordance with provisions of Paragraphs 3 or 4 below.

3. Option Exercisability. The following vesting schedule reflects the percentage of the optioned shares that are exercisable while continuously employed by the Company or its subsidiaries from the grant date:

Up to 1 year	0%
1 year	25%
2 years	50%
3 years	75%
4 years	100%

Percentages are converted and rounded to whole shares according to the administrative procedures of the record keeper. You do not have to wait until all options are vested in order to exercise any portion that is vested. You may exercise all vested options or part of the vested options in increments of whole shares only.

No option shall be exercisable after the then current exercise administrator’s close of business on the last business day that occurs prior to the applicable option termination date.

If your employment terminates, the following special rules apply:

•

If your employment terminates due to your Retirement, Total Disability or death, the option, to the extent outstanding and unvested as of the date of your employment termination, will become fully vested as of such date, and you will have a five (5)-year period (from your employment termination date until the fifth (5th) year anniversary of such date) to exercise vested options before they expire, unless an earlier option termination date applies according to Paragraph 4 below.

•

If your employment terminates for any reason other than Retirement, Total Disability or death, only that portion of the option that has vested on or before the termination date may be exercised and any unvested remainder is forfeited. No proration of vesting occurs based on service between the vesting anniversaries. You will have a three (3) -month period from your employment termination date until the third (3rd ) month anniversary of such date to exercise vested options before they expire, unless an earlier option termination date applies according to Paragraph 4 below.

•	For purposes of this option, “Retirement” and “Total Disability” mean:

“Retirement” – termination from employment on or following the date (1) you have completed five or more years of service and (2) your whole years of age plus whole years of service total 65 or more. If you are eligible on the termination date to participate in the Beckman Coulter, Inc. Pension Plan, the Beckman Coulter, Inc. Retirement Account Plan or the Retirement Plus program under the Beckman Coulter, Inc. Savings Plan, “years of service” in the preceding sentence shall mean years of service as calculated for vesting purposes in the applicable plan. If you are not eligible on the termination date to participate in the Beckman Coulter, Inc. Pension Plan, the Beckman Coulter, Inc. Retirement Account Plan or the Retirement Plus program under the Beckman Coulter, Inc. Savings Plan, “years of service” shall mean complete years of service with the Company and its subsidiaries determined according to your anniversary date maintained by the Company; provided that if your employment with the Company and its subsidiaries began as a result of an acquisition by the Company, your years of service shall be determined using the acquisition date.

“Total Disability” — termination of employment as a result of a medically determinable physical or mental impairment of a potentially permanent character which prevents you from engaging in any substantial gainful employment.

•	If you transfer employment between or among the Company and any of its subsidiaries, any such transfer is not considered a termination of employment for purposes of this option grant.

4. Earlier Option Termination Date. The option will terminate on the earliest date to occur of the following:

•	the seventh (7th ) year anniversary of the grant date,

•	the third (3rd ) month anniversary or fifth (5th) year anniversary of your employment termination date, as applicable under Paragraph 3 above, or

•	the option termination date set by the Plan Administrator due to events described in Section 7 of the Plan.

5. Stockholder Rights; Non-Transferability of Option; Binding Effect on Heirs and Others. You do not have any rights of a stockholder of the Company with respect to any shares subject to the option until such time as optioned shares are issued to you in conjunction with an exercise of all or part of the option as reflected on the records of the Company’s transfer agent.

This option is not transferable except by will or the laws of descent and distribution. While you are alive, only you may exercise the option unless you are incapacitated due to a mental or physical disability. If such incapacity occurs, your legal representative may exercise the option upon submission of proof acceptable to the Company or its appointed representative at the time of exercise of both the incapacity and the designated or appointed authority of the legal representative to so act. The terms of this option shall be binding upon the executors, administrators, legal representatives, heirs, successors and assigns of the optionee. Without limiting the generality of the foregoing, the option may not be assigned, transferred (except as permitted by Section 5.6 of the Plan), pledged or hypothecated in any way. Further, the option granted herein shall not be assigned or assignable by operation of law and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the option contrary to these provisions, and the levy of any execution, attachment or similar process upon the option, shall be null and void and without effect.

6. Method of Exercise of Option; Payment; Issuance of Shares. You are responsible for the timely payment and completion of all documentation necessary to exercise the option. The exercise of the option by any person or persons other than yourself, in accordance with the terms of Paragraph 5 above, shall be accompanied by proof acceptable to the Company or its appointed representative of the entitlement of such persons to exercise the option. You are required to exercise options according to the procedures that are in place with the exercise administrator at the time of exercise. Various methods of payment for option shares at time of exercise are available. Check with the Company or its appointed representative for your alternatives.

You are also responsible to pay all amounts required to be withheld by the Company under federal, state or local income and employment tax laws, which amounts shall be paid or withheld pursuant to procedures in place at the time of exercise.

7. Restrictions on Exercise. No shares will be issued pursuant to the exercise of an option unless such issuance and such exercise comply with all relevant provisions of law and the requirements of any stock exchange upon which the shares may be listed. The shares may not be exercised if the issuance of such shares upon such exercise or the method of payment or consideration for such shares would constitute a violation of any applicable federal or state securities or other law or regulation. As a condition to the exercise of the option, the Company may require you to make any representation and warranty to the Company as it deems advisable or required by any applicable law or regulation.

8. No Employment Contract. Nothing contained in the Award Agreement, including any documents incorporated therein by reference, nor the granting of the option award or any exercise of the option, shall confer upon you any right to continue in the employ or other service of the Company (including also any of its subsidiaries) or constitute any contract or agreement of employment or other service, nor shall it interfere in any way with the right of the Company or any of its subsidiaries to change your compensation or other benefits or to terminate your employment with or without cause.

9. Entire Understanding; Modification; Disputes. The entire understanding between you and the Company is contained in the Award Agreement and documents incorporated therein by reference. No modification or amendment of these documents or any additional agreement concerning this stock option grant will take effect unless it is approved by the Administrator and is in writing and signed by the Company’s Senior Vice President, Human Resources. Any modification, amendment, or additional agreement must expressly state the intention of the Administrator to modify or supplement the terms of this stock option grant. The Administrator in its sole discretion shall determine any dispute or disagreement that may arise under or as a result of or pursuant to this award, and any interpretation by the Administrator of the terms of this award shall be final and binding.